EMPLOYMENT AGREEMENT

     Employment Agreement dated as of April 30, 1998 between Seragen, Inc. (the "Company"), having an office at 97 South Street, Hopkinton, Massachusetts 01748, and Robert Crane ("Crane"), residing at 423 Scotch Road, Titusville, NJ 08560.

     WHEREAS, Crane is currently employed by the Company as acting Chief Financial Officer; and

     WHEREAS, the Company agreed to employ Crane in the aforesaid capacity on and after November 11, 1996;

     WHEREAS, Crane has provided services to the Company substantially on the terms set forth herein since November 11, 1996

     WHEREAS, the Company and Crane now desire to reduce to writing their agreement in respect to Crane's employment;

     Unless otherwise specifically provided, all capitalized terms are defined in Section 5.

1.     Term of Employment.

     Subject to the terms and conditions of this Agreement, the Company hereby employs Crane, and Crane hereby accepts employment by the Company, commencing on April 30, 1998 (the "Effective Date") and continuing until the date Crane is terminated or otherwise resigns pursuant to Section 4 of this Agreement, except that any rights or obligations arising before such date (including the right to future severance payments) shall remain in full force and effect after such date.

2.     Duties.

     (a) General. Crane is hereby engaged to serve as Vice President of Finance and Chief Financial Officer of the Company. Crane shall report solely to the Chief Executive Officer of the Company, shall perform such executive duties as may be assigned to him from time to time by the Company's Chief Executive Officer and shall possess such other titles, without additional compensation, as may be assigned or granted to him from time to time by the Company's Chief Executive Officer or Board of Directors. If such additional titles involve significant additional responsibilities, Crane and the Company shall negotiate in good faith to determine any additional compensation that shall be paid to Crane. Except as provided in Section 2(b) hereof, Crane agrees to devote his full business time, energy and skill to the Company's affairs and shall at all times act with due regard to the best interests of the Company.

     (b) Outside Commitments. Crane represents and agrees that he shall not accept employment by or serve as a consultant to, any person other than the Company except to the extent that such activities do not exceed 10% of his
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 business time, do not materially interfere with his ability to perform his duties for the Company, and are not competitive with the business of the Company.

3. Compensation and Other Benefits. For all services to be rendered by Crane and all covenants undertaken by him pursuant to this Agreement, the Company shall pay and Crane shall accept the compensation set forth in this
Section 3.

     (a) Salary. The Company shall pay Crane a salary at the rate of One Hundred Ninety-Five Thousand Dollars ($195,000) per annum during the term of his employment hereunder, payable in accordance with the Company's normal payroll practices for its senior management. The Company may, at any time, in the discretion of its Board of Directors increase, but not decrease, Crane's base salary based upon merit as a result of positive reviews of Crane's performance by the Chief Executive Officer.

     (b) Stock Options. The Company shall grant Crane stock options (the "Options") under the Seragen, Inc. 1992 Long Term Incentive Plan (the "Plan") to purchase sufficient shares of the Company's common stock, par value $.01 per share ("Common Stock"), to equal two point seven five percent (2.75%) of the then outstanding Common Stock, measured on a Fully Diluted Basis (as the term is defined in Section 5), at the Fair Market Value (as defined in the
Plan) per share of Common Stock on the date of grant. To the extent permitted by federal income tax law, options issued to Crane under the Plan shall be "incentive stock options" (as defined in Section 422 of the Internal Revenue Code (the "Code")). The Options shall be evidenced by a Stock Option Agreement (the "Option Agreement") setting forth the terms and conditions applicable to the Options.

          (i)  Vesting.  The Option Agreement shall provide that:

               (1) the Options shall vest, i.e., become exercisable as follows: (A) 1/48 of the Options, multiplied by the number of calendar months or partial calendar months that have elapsed from November 11, 1996 until the date of grant of the Options, shall vest immediately upon the grant of the Options and (B) 1/48 of the Options shall vest on the first day of each calendar month thereafter, so that Crane shall be fully (100%) vested on October 1, 2000;

               (2) upon the termination by the Company of Crane's employment without Just Cause or Crane's termination for Good Reason (as the terms are defined in Section 5), in place of the vesting schedule provided in Section 3(b)(i)(1) above, the number of Options that shall vest as of the date of such termination shall be equal to the sum of (A) 25% of the Options and (B) 3.125% of the Options, multiplied by the number of calendar months or partial calendar months that have elapsed from November 11, 1996 until the date of such termination; and

               (3) upon a Change in Ownership (as the term is defined in Section 5), in place of the vesting schedule provided in Section 3(b)(i)(1) above, the Options shall become fully (100%) vested.

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

          (ii)  General Provisions.

                (1) The Options shall, to the extent vested, be fully exercisable until the tenth (10th) anniversary of the date of grant, except that the Options will expire 15 days after a termination of employment with Just Cause. To the extent that any Options that are "incentive stock options" are not exercised before the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Options will remain outstanding for the remainder of their term but will thereafter be treated as non-qualified stock options.

               (2) The Options shall be exercisable in accordance with the terms of the Plan, including the right to pay the option exercise price in whole or in part by surrendering shares of Common Stock or Restricted Stock (as such term is defined in the Plan) held by Crane for at least six months prior to the exercise date with an aggregate Fair Market Value equal to the option exercise price or in accordance with a cashless exercise program established with a securities brokerage firm and approved by the Company, and shall provide that stock certificates to be issued upon exercise of vested Options shall be issued outright and free of escrow no later than three (3) days after the date of exercise.

               (3) Stock certificates issued pursuant to the exercise of an Option shall include only such legends as are required to comply with federal or state securities law or regulations.

               (4) The Options shall include all rights and benefits under the Plan, including Section 11 (relating to accelerated vesting on a Change in Control), and the Company shall not terminate any Option issued to Crane upon a Change in Control (as defined in the Plan) without Crane's written approval.

               (5) In the event that the Company grants options or other equity interests to management, employees, directors or consultants, or the Company sells shares of its Common Stock or any equity securities or securities convertible or exchangeable into any equity securities of the Company, as part of a plan or series of plans of financing, or the number of shares of Common Stock outstanding on a Fully Diluted Basis increases as a result of a change in the conversion ratio of any class of securities convertible or exchangeable into any equity securities of the Company, the Company shall grant Crane additional stock options under the Plan covering that number of shares of Common Stock necessary to cause Crane's proportionate holdings of the outstanding Common Stock on a Fully Diluted Basis, immediately after the grant or sale of such options, shares or other equity interests to equal his proportionate holdings of the outstanding Common Stock, on a Fully Diluted Basis, immediately prior to the grant or sale of such options, shares or other equity interests (the "Dilution Options"), but not to exceed two point seven five percent (2.75%) of the Common Stock on a Fully Diluted Basis.

     Dilution Options will be granted on the last day of the calendar quarter during which such grant or sale of options, shares or other equity interests is completed, based on the number of shares of Common Stock outstanding on a Fully Diluted Basis on the last day of such calendar quarter, except that, in the case of any target Equity Financing (as the term is defined in Section 5)

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from which the Company receives proceeds of at least Ten Million ($10,000,000)
Dollars, the Dilution Options will be granted immediately upon the consummation of such Target Equity Financing. Dilution Options will have an exercise price equal to the fair market value per share of Common Stock on the date of grant of such Dilution Options, and will otherwise be subject to the same terms and conditions, and will vest and remain exercisable on the same terms, as are set forth in Section 3(b) for all other Options granted to Crane.

     Crane's right to receive Dilution Options pursuant to this subsection 3(b)(ii)(5) will terminate after the Company has received cumulative proceeds (since November 11, 1996) of at least Twenty Million ($20,000,000) Dollars from one or more Target Equity Financings.

               (6) The Company shall, on or before December 31, 1998, at its own expense register under the Securities Act of 1933 the maximum aggregate number of shares issuable under the Plan on a Registration Statement on Form S-8 and use its best efforts to maintain the effectiveness of such Registration Statement for as long as any of the Options or Dilution Options remain outstanding.

     (c) Commuting and Living Expense Reimbursement. The Company shall, within ten (10) days of receipt of reasonable substantiation, reimburse Crane for (i) all reasonable costs incurred by him in connection with obtaining lodging accommodations in the vicinity of the Company's principal office in order to carry out his duties and responsibilities under this Agreement and weekly travel between such location and his family residence located in Titusville, New Jersey, plus (ii) any federal, state or local income or payroll taxes incurred by Crane with respect to payments made under this
Section 3(c), including this subsection 3(c)(ii), so that Crane shall be made whole on an after tax basis.

     (d) Vacation and Employee Benefits. Crane shall be entitled to paid vacations in accordance with the policies of the Company from time to time in effect, subject to a minimum of four (4) weeks per year, accruing and earned pro-rata over each 12 month period following the execution hereof, and shall be eligible to participate in any pension, profit sharing or similar plan and any health, hospitalization, medical, accident, disability, sick leave, supplementary income benefit, life insurance or other similar benefit plan or program of the Company now existing or hereafter established and available to the Company's employees generally or to key employees as a group to the extent his age, health, and other qualifications make him eligible to participate. Furthermore, Crane shall be entitled to such additional benefits as may be granted to him from time to time by the Chief Executive Officer or the Board of Directors of the Company.

     (e) Severance. Upon the termination of Crane's employment for any reason, the Company shall pay Crane for up to four (4) weeks of any unused accrued vacation time, together with all salary and other benefits accrued through the date of termination. If either Crane shall voluntarily terminate his employment for Good Reason (as defined in Section 5) or Crane's employment hereunder is terminated by the Company without Just Cause (as defined in Section 5), the Company shall provide Crane with the following severance benefits:

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
          (i) upon the date of such termination the Company shall pay Crane, as termination and severance pay, in a lump sum, an amount equal to twelve
(12) months' salary based on his then salary rate; and

          (ii) upon the date of such termination the Company shall pay Crane, in a lump sum, the amount of any remaining obligations under any lease for local lodging, up to a maximum of one year; and

          (iii) the Company will continue to provide Crane and his family with the same group health plan benefits coverage provided to them prior to Crane's termination for the maximum period set forth in the continuation coverage requirements under "COBRA", and the Company will provide such coverage without cost or charge of any nature to Crane or any member of his family, other than any applicable deductible or co-payment, for such maximum period, but in no event for a period longer than twelve (12) months following the date of Crane's termination.

          (iv) the Company shall transfer to Crane full ownership of the Gateway 2000 portable computer (including all accessories) which he is currently using and in which he has already invested his own personal funds, provided, however that Crane shall provide to the Company a copy, in machine readable format, of all computer files relating to his employment with the Company.

     (f) Death or Disability. If Crane's employment is terminated by death or disability, the Company shall pay to Crane's estate or to Crane, as the case may be, the balance of his accrued and unpaid salary through the date of such termination and unreimbursed expenses and his unused accrued vacation time (up to four (4) weeks). For the purposes of this section, the word "disability" shall have the same meaning as in the Company's then-applicable long-term disability policy that would qualify Crane for full benefits under the policy.

     (g) Employment. All compensation payable and other benefits provided under this Section 3 shall be subject to customary withholding for income, F.I.C.A. and other employment taxes. The value of stock issued pursuant to the exercise of an Option or Dilution Option shall be measured solely in accordance with IRS rules and regulations.

     (h) Asset Value Realization Bonus. As of the date hereof, it is understood that a major goal of Crane's employment hereunder shall be to assist the Company in obtaining a satisfactory sale or merger of the Company. Therefore, in the event a Change in Ownership of the Company (as the term is defined in Section 5) is Effected (as hereinafter defined) during the term of Crane's employment with the Company or at any time before the first anniversary of Crane's termination of employment, then the Company shall pay Crane as an addition to his other compensation a fee (the "Asset Value Realization Bonus") equal to two point seven-five percent (2.75%) of the Net Proceeds (as hereinafter defined) for any acquisition that is part of the Change in Ownership, which amount shall be reduced (but not below zero) by the Option Stock Gain (as hereinafter defined) recognized by Crane as a result of the sale by him of Common Stock acquired upon the exercise of Options or Dilution Options granted to him under Section 3(b) above. The Company shall

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
pay the Asset Value Realization Bonus, or any increase in the Asset Value Realization Bonus, on or before the closing of any acquisition that is part of a Change in Ownership. If any part of the Net Proceeds is payable after closing (the "Deferred Payments"), however, then the Company may defer the payment of the part of the Asset Value Realization Bonus allocable to the Deferred Payments until receipt of the Deferred Payments, provided the payor of the Deferred Payments has agreed in writing to pay directly to Crane the Asset Value Realization Bonus allocable to the Deferred Payments as and when such Deferred Payments are made to the Company or its shareholders. "Net Proceeds" shall mean the total cash plus any property received directly or indirectly by the Company or its shareholders in kind with respect to all acquisitions constituting the Change in Ownership, reduced by all investment banking fees, brokerage fees, appraisal fees, and other professional expenses directly attributable to the acquisitions. A transaction shall be "Effected" by a certain date if it is consummated by that date or is the subject matter of an agreement or memorandum of intent executed by that date and subsequently consummated. "Option Stock Gain" shall mean the difference between the net proceeds from Crane's sale of Common Stock and the net cost to Crane to exercise the Options and Dilution Options for such stock on the assumption that Crane has, in fact, exercised all vested options and sold all Common Stock received on such exercise as of the date of the Change in Ownership; Crane shall for this purpose be deemed to have sold all Common Stock that (i) he owns at the time of the Change of Ownership or could then own if he exercised all vested options, (ii) he is permitted to sell, and (iii) in the event of a merger or sale of securities, he has received an offer to purchase, and is permitted to sell, on the same terms and conditions as those of the transactions that constitute the Change in Ownership.

4.     Termination of Employment.

     (a) Termination by Company. The Company may terminate Crane's employment hereunder at any time without Just Cause, effective upon not less than thirty
(30) days' prior written notice. The Company may terminate Crane's employment hereunder with Just Cause immediately without notice. If the termination is for Just Cause, the Company shall provide Crane as soon as practicable with a written explanation of the facts on which the termination is based. For the purposes of this Agreement, the Company shall be deemed to have terminated Crane without Just Cause if (i) Crane shall have notified the Company in writing that he has Good Reason (as defined in Section 5) to terminate employment with the Company, (ii) the Company shall not have eliminated such Good Reason within thirty (30) days of such notice, and (iii) Crane shall have given notice of termination of his employment more than thirty (30) days after delivery of such notice of Good Reason and less than sixty (60) days after delivery of such notice of Good Reason.

     (b) Termination by Crane. Crane may terminate his employment hereunder at any time upon not less than thirty (30) days' prior written notice. Upon Crane's voluntary termination of employment without Good Reason pursuant to this Section 4(b), Crane shall not be entitled to the severance benefits described in Section 3(e) above.

     (c) Disability. If Crane shall incur a disability, the Company may terminate Crane's employment upon not less than thirty (30) days' prior

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written notice.  Upon such termination, Crane shall be entitled to receive from the Company only those payments set forth in Section 3(f) hereof. For the purposes of this section, the word "disability" shall have the same meaning as in the Company's then-applicable long-term disability policy that would qualify Crane for full benefits under the policy.

5.     Definitions.

     (a) Just Cause. For the purposes of this Agreement, "Just Cause" shall mean:

          (i) the commission by Crane of an act of, or omission of an act that would constitute, willful and material malfeasance or gross negligence in the performance of his duties on behalf of the Company;

          (ii) the commission by Crane of a willful act of material fraud in the performance of his duties on behalf of the Company;

          (iii)  the conviction of Crane for commission of a felony; or

          (iv) the breach by Crane of any material term of this Agreement or the continuing willful failure of Crane to perform his material duties to the Company (other than any such failure resulting from Crane's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such breach or failure are given to Crane by the Chief Executive Officer of the Company or the Board of Directors of the Company. No notice, however, shall be due for a breach or failure to perform that cannot be cured or for any act described in clauses (i), (ii) or (iii) above.

     For purposes of this Section 5(a), no act, or failure to act, on Crane's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

     (b) Good Reason. For the purposes of this Agreement, "Good Reason" shall mean:

          (i) the Company shall have materially breached its obligations under this Agreement (including any substantial change in Crane's duties or responsibilities), and such breach is not cured within twenty (20) days of Crane's sending a written notice of such breach;

          (ii)  the Company shall have incurred a Change in Ownership;

          (iii)  the Company shall have incurred a Change in Control;

          (iv)  the Company shall be Insolvent;

          (v) the Company shall have acted in bad faith to cause Crane to resign from the Company;

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
          (vi) the Options shall not have been granted within six (6) months of the date of execution of this Agreement; or

          (vii) the Dilution Options shall not have been granted within the time period set forth in Section 3(b).

     Good Reason shall not arise in any situation in which Crane shall have given written consent to the act or failure to act of the Company.

     (c) Insolvency. For the purposes of this Agreement, the Company shall be "Insolvent" if

          (i) it commences any case, proceeding or other action (A) under the Federal Bankruptcy Code seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or the Company shall make a general assignment for the benefit of its creditors, or

          (ii) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in Section 5(c)(i) above, which case, proceeding or other action results in the entry of an order for relief from which no stay has been granted within sixty (60) days, or

          (iii) for a period in excess of sixty (60) days, the Company shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts.

     (d) Change in Ownership. For purposes of this Agreement, a "Change in Ownership" of the Company shall mean (i) the acquisition by any "person" or group of "persons" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")), whether by way of merger, sale of assets, stock purchase, tender offer or otherwise, of (A) all or substantially all of the equity securities of the Company or (B) all or substantially all of the operating assets of the Company and its subsidiaries taken as a whole, provided that the sale of the Company's manufacturing and clinical operations facilities to Boston University or Boston University's designated affiliate, shall not constitute a change in ownership, or (ii) the sale or out-licensing after the date hereof of the majority (in value) of the technology assets of the Company and its subsidiaries taken as a whole.

     (e) Change in Control. For purposes of this Agreement, a "Change in Control" of the Company shall have the same meaning as provided in Section 11(b) of the Plan as in effect on the date hereof.

     (f) Fully Diluted Basis. For purposes of this Agreement, "Fully Diluted Basis" shall mean that all shares of Common Stock issuable upon exercise of

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
options outstanding under the Plan or any other stock option plan (including the Options and Dilution Options granted to Crane pursuant to this Agreement) and all shares of Common Stock issuable on exercise of all other outstanding options, warrants, conversion rights or other rights issued by the Company to acquire equity securities shall be deemed to be outstanding.

     (g) Target Equity Financing. Target Equity Financing shall mean the sale or issuance of stock of the Company or of debt securities of the Company with conversion rights, other than
(i) stock or debt securities sold or issued to a shareholder and/or affiliated investment entities who as of the Effective Date collectively own at least 1% of the Common Stock as measured on a Fully Diluted Basis or (ii) stock issued as a result of the exercise of options presently outstanding or issued pursuant to the Plan.

6.     Confidentiality.

     (a) Crane acknowledges that during the course of his employment with the Company he has had access to, will have access to and may obtain, develop or learn of Confidential Information (as defined below).

     (b) Crane agrees that while employed by the Company and thereafter he shall hold such Confidential Information in strictest confidence and that, except pursuant to his employment with the Company, he shall not at any time, during or after the conclusion of his employment with the Company, or in any manner, either directly or indirectly, use (for his own benefit or otherwise), divulge, disclose or communicate to any unauthorized person, firm or corporation in any manner whatsoever any Confidential Information.

     (c) Under this Agreement, the term "Confidential Information" shall include but not be limited to any of the following information relating to the Company learned by Crane during or as a result of his employment or prior consulting engagement with the Company:

          (i) information relating to the products, product development activities, research, technical and/or scientific know-how, plans, projects, processes or manner of operations;

          (ii) computer databases, software programs and information relating to the nature of the hardware or software and how said hardware and software are used in combination or alone;

          (iii) methods of selling, pricing and business operations in general as well as specific;

          (iv) the identity of customers, market research information and any other information in any form relating to such customers and their relationships or dealings with the Company or any subsidiary or affiliate thereof;

          (v) any trade secret or confidential information of or concerning any customers, affiliates or business relations; and

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
          (vi) any other trade secret or information of a confidential or proprietary nature.

     (d) While an employee of the Company, Crane shall use, divulge, disclose or communicate Confidential Information only in the scope of his employment with the Company. Crane shall not at any time after the termination of his employment with the Company, for whatever reason, use, divulge, disclose, or communicate for any purpose any Confidential Information.

     (e) Crane will not make or use any notes or memoranda relating to any Confidential Information except for the benefit of the Company, and will, at the Company's request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that he may at any time have within his possession or control that contain any Confidential Information.

     (f) Notwithstanding the above, this Section 6 shall not apply to any matter which is now or becomes part of the public domain, other than through Crane's improper act or omission, was known to Crane prior to the commencement of his employment or any prior consulting arrangements with the Company or is disclosed to Crane by a third party which did not obtain the information, directly or indirectly, under an obligation of confidence to the Company. Further, this agreement shall not apply to information which Crane is required to disclose by enforceable legal process.

7.     Non-Competition.

     Crane acknowledges and recognizes the highly competitive nature of the business conducted by the Company. Accordingly, Crane agrees that, in consideration of the premises contained herein, he shall not, for his own benefit or for the benefit of any other person or entity, while employed by the Company and for a one-year period thereafter:

     (a) become an employer, officer, director, owner, employee, partner, consultant or other participant in any entity, or assist any person, which competes with or which is about to compete with the Company in the business of developing, manufacturing, marketing or selling pharmaceutical products based upon diphtheria fusion toxins or any other technology owned by the Company before Crane's termination (a "Competitive Business"); or

     (b) own any interest in any entity which engages, or is about to engage in a Competitive Business; provided, however, that Crane shall have the right to acquire as a passive investor an equity interest of not more than one percent (1%) of the issued and outstanding shares of any publicly traded corporation's stock.

8.     Company Right to Inventions.

     Crane shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating in any way to diphtheria fusion toxins or

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
other technology created by the Company, which he may develop or acquire while employed by the Company (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith:

     (a) Crane shall without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be reasonably necessary or proper in the reasonable opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

     (b) Crane shall render to the Company at its expense (including a reasonable payment for the time involved in case he is not then in its employ) all such assistance as it may reasonably require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any of said applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

9. Breach. In the event of breach by Crane of any provision of Sections 6, 7 and 8 hereof, the remedy at law will be deemed inadequate, and the Company will be entitled, in addition to any other remedies available by law, to appropriate injunctive and other relief. Should any provision hereof be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

10. Indemnity. To the extent permitted by law, the Company shall indemnify Crane and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company or any designee of the Company and shall pay or reimburse Crane for all expenses as and when incurred, including attorneys' fees, actually and necessarily incurred by Crane in connection with the defense of any action, suit or proceeding to which Crane may be made a party by reason of his performing services hereunder and in connection with any related appeal including the cost of court settlements. The Company shall also use its best efforts to obtain coverage for him under any insurance policy obtained during the term of this Agreement covering the other officers and directors of the Company against lawsuits.

11. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when sent by facsimile or when mailed at any general or branch United States Post Office enclosed in a certified postpaid envelope and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:

     To the Company:          Seragen, Inc.
                              97 South Street
                              Hopkinton, MA  01748
                              Attention: Chief Executive Officer
                              Fax No.: (508) 485-9805

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
     To Crane:                Mr. Robert Crane
                              423 Scotch Road
                              Titusville, NJ  08560
                              Fax No.: (609) 730-9717

12. Legal Fees. The Company shall pay Crane's reasonable legal fees incurred with respect to the preparation of this Agreement and other documents related to his employment by the Company.

13.     Miscellaneous.

     (a) Construction. This Agreement shall be construed, interpreted and governed by the laws of the State of Delaware without regard to the principles of conflicts of laws.

     (b) Binding Agreement; Assignability. This Agreement shall be binding upon and inure to the benefit of Crane, his legal representatives, heirs and distributees, and the Company, its successors and assigns; provided, however, that because this Agreement is a personal service contract, Crane shall not assign any of his employment duties or obligations hereunder and any purported assignment shall be null and void ab initio.

     (c) Previous Agreements. This Agreement supersedes all other agreements between the Company and Crane relating to Crane's employment by the Company.

     (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

     (e) Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Agreement.

     (f) Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

     (g) Survival. The provisions of Sections 6, 7, 8 and 10 shall survive termination of this Agreement.

     (h) Representations and Warranties of Crane. Crane represents and warrants that his performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any consulting,

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employment, non-compete or other agreement to keep in confidence proprietary information, knowledge, or data acquired by him in confidence or in trust from a third party prior to his employment with the Company.

     (i)  Representations and Warranties of Company.

          (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the Commonwealth of Massachusetts and has full power and authority to operate its businesses as now operated and to perform this Employment Agreement in accordance with its terms.

          (ii) The execution and delivery of this Employment Agreement to Crane and the carrying out of the provisions hereof have been duly authorized by the Board of Directors of the Company based upon the unanimous recommendation of the Compensation Committee of the Board of Directors.

          (iii) This Employment Agreement shall be, when duly executed and delivered, a legal and binding obligation of the Company, enforceable in accordance with its terms.

          (iv) Neither the execution nor delivery of this Employment Agreement, nor the compliance with its terms, shall constitute a violation or breach of the Certificate of Incorporation, as amended to date, or of the by-laws, as currently in effect, of the Company or of any agreement between the Company and any other party.

     (j) Capitalized Terms. All capitalized terms shall have the meanings provided in Section 5 unless provided elsewhere.

     (k) Arbitration. Except as provided in Paragraph 9 above, any claim or controversy arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts. Such arbitration shall be conducted in the City of Boston in accordance with the rules then-existing of the American Arbitration Association for commercial disputes. In any such arbitration each party shall have the right to demand (i) a written statement setting forth, for each cause of action, a detailed statement of the facts on which it is based and a description of how the amount demanded was calculated; and (ii) to demand inspection and copying of relevant documents and things in the possession or control of any of the other parties, prior to the arbitration hearing. The arbitrator shall have authority to order compliance with, and shall otherwise supervise, such demands for written statements and/or for pre-hearing inspection and copying. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

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     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                              SERAGEN, INC.



                              By: /s/ Reed R. Prior
                                  -----------------------


                              ROBERT CRANE



                              /s/ Robert W. Crane
                              ---------------------------

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